Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), is dated as of January 28, 2011 (the “Execution Date”) and effective as of February 1, 2011 (the “Effective Date”), by and between Equity One, Inc. (the “Company”), a Maryland corporation, and Thomas A. Caputo (“Executive”).
RECITALS
The Company believes that Executive’s services will continue to be integral to the success of the Company. The Company wishes to retain the services of Executive and expects that Executive’s contribution to the growth of the Company will be substantial. The Company desires to provide for the employment of Executive on terms that will reinforce and encourage Executive’s attention and dedication to the Company. Executive is willing to commit himself to serve the Company, on the terms and conditions provided below.
Executive is currently employed by the Company pursuant to a certain Employment Agreement (as heretofore amended, supplemented or otherwise modified, the “Current Employment Agreement”), effective as of March 14, 2008, which agreement, by its terms will, unless extended or renewed, expire on January 31, 2011 unless earlier terminated. Subject to the earlier termination of the Current Employment Agreement pursuant to the terms thereof, the Company desires to continue to employ Executive from and after the Effective Date on the terms and conditions set forth in this Agreement, and subject to the earlier termination of the Current Employment Agreement pursuant to the terms thereof, Executive desires to be so employed.
IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
AGREEMENT
     1. Employment. Subject to the earlier termination of the Current Employment Agreement pursuant to the terms thereof, the Company hereby agrees to employ Executive from and after the Effective Date, and subject to the earlier termination of the Current Employment Agreement pursuant to the terms thereof, Executive hereby agrees to such employment, on the terms and conditions hereinafter set forth.
     2. Term. The period of employment of Executive by the Company hereunder (the “Employment Period”) shall commence on the Effective Date and shall continue through December 31, 2014 (or, in the event of any renewal and extension as contemplated hereby, the last day of the relevant successive one-year renewal and extension period) or such earlier date on or as of which this Agreement or Executive’s employment hereunder is terminated in accordance with the terms hereof. Subject to this Agreement or Executive’s employment hereunder being terminated in accordance with the terms hereof on or prior to December 31, 2014 (or, in the event of any renewal and extension as contemplated hereby, the last day of the current successive one-year renewal and extension period), this Agreement and the Employment Period automatically shall be renewed and extended for successive one-year periods thereafter unless either party gives the other party prior written notice at least six months before the expiration of the Employment Period of that party’s intent to allow the Employment Period and this Agreement to expire. As used herein, “End of Term Date” means December 31, 2014; provided, however, that, if this Agreement and the Employment Period shall (as provided above) have been automatically renewed and extended for any successive one-year period, “End of Term Date” means the last day of such one-year period.
     3. Position and Duties. From the Effective Date and thereafter during the Employment Period, Executive shall serve as the President of the Company and shall report s to the Chief Executive Officer of the Company and, as appropriate, to the Board of Directors of the Company (the "Board”) or any committee thereof. Executive shall have those powers and duties normally associated with such position and such other powers and duties as the Chief Executive Officer or the Board properly may prescribe, provided that such other powers and duties are not inconsistent with Executive’s position as President of the Company. Executive shall devote his full business time, attention and energies to the Company’s affairs as are necessary to fully perform his duties for the Company (other than absences due to illness or vacation). Notwithstanding the foregoing, the Company acknowledges that Executive has an interest in a real estate project in Bailey’s Crossroads, Virginia and also serves as a trustee of The Hackley School located in Tarrytown, New York and may devote time to these endeavors during the Employment Period; provided, however, that such devotion of time shall not detrimentally interfere with the performance of his duties under this Agreement.
     4. Place of Performance. The principal place of employment of Executive shall be at the Company’s corporate offices in the New York City metropolitan area, subject to reasonable travel as required in the performance of his duties outlined above.
     5. Compensation and Related Matters.
          (a) Salary. During the Employment Period, the Company shall pay Executive an annual base salary of not less than $650,000 (“Base Salary”), which, for the purposes of this Section 5(a), shall be retroactively adjusted to January 1, 2011. Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If the Company increases Executive’s Base Salary, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.
          (b) Annual Cash Bonus.
          (i) The Compensation Committee of the Board (the “Compensation Committee”) shall review Executive’s performance with the Chief Executive Officer at least annually following each calendar year of the Employment Period and cause the Company to award Executive an annual cash bonus (“Bonus”) in such amount as the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company. Subject to the immediately following sentence of this Section 5(b)(i), the amount of Executive’s Bonus shall be determined in the sole and absolute discretion of the Compensation Committee and shall depend on, among other things, the Company’s achievement of certain performance levels established from time to time by the Compensation Committee (such performance levels, as from time to time established by the

Compensation Committee, the “Performance Levels”), which may (in the sole and absolute discretion of the Compensation Committee) include, without limitation, growth of earnings, funds from operations per share of Company stock, earnings per share of Company stock and Executive’s performance and contribution to increasing the funds from operations, as well as such individual goals for Executive as the Compensation Committee may deem appropriate. It is anticipated that the Performance Levels will be set for each calendar year of the Employment Period so that Executive can reasonably be expected to earn a Bonus for such calendar year in an amount equal to fifty percent (50%) of the Base Salary of Executive for such calendar year. The Company shall pay any Bonus to Executive on or before March 15th of the calendar year following the calendar year to which such Bonus relates.
     (ii) Notwithstanding anything contained herein to the contrary, no Bonus shall be payable hereunder to Executive with respect to any calendar year unless Executive is employed hereunder by the Company as of the last day of such calendar year.
     (c) Restricted Stock.
               (i) Effective on the Execution Date, the Company shall grant to Executive, under an equity compensation plan of the Company, sixty-nine thousand three hundred and three (69,333) shares of the Company’s restricted stock. Half of the shares of the Company’s restricted stock so granted to Executive shall vest on December 31, 2012 if either Executive is then employed hereunder by the Company (the shares of the Company’s restricted stock that would so vest if Executive is employed hereunder by the Company on December 31, 2012 are hereinafter referred to as the “First Tranche Shares”) or such shares otherwise vest pursuant to the terms of this Agreement, and the remaining half of those shares of the Company’s restricted stock so granted to Executive shall vest on December 31, 2014 if either Executive is then employed hereunder by the Company (the shares of the Company’s restricted stock that would so vest if Executive is employed hereunder by the Company on December 31, 2014 are hereinafter referred to as the “Second Tranche Shares” and the First Tranche Shares and Second Tranche Shares are hereinafter referred to collectively as the “Non-Contingent Shares”) or such shares otherwise vest pursuant to the terms of this Agreement. Executive shall not be entitled to receive on or with respect to any shares of the Company’s restricted stock granted and issued pursuant to this Section 5(c)(i) any regular quarterly cash dividends that are declared by the Board and payable or distributable to the Company’s stockholders of record prior to the Effective Date or to vote any of such shares prior to the Effective Date, but (notwithstanding that such shares of the Company’s restricted stock have not vested) Executive shall be entitled to receive with respect to such shares (a) any special or extraordinary dividend or distribution (including, without limitation, any securities issued or distributed to the Company’s stockholders of record on or after the Execution Date in connection with any stock split, recapitalization, stock exchange, merger, combination or other reorganization or similar transaction) to the Company’s stockholders of record on or after the Execution Date and through the last day of the Employment Period and, if such shares of the Company’s restricted stock have become vested, thereafter and (b) any regular quarterly cash dividends to the Company’s stockholders of record on or after the Effective Date and through the last day of the Employment Period and, if such shares of the Company’s restricted stock have become vested, thereafter. The grant of shares of the Company’s restricted stock made by the Company pursuant to this Section 5(c)(i) is hereinafter referred to as the “Non-Contingent Grant.”

               (ii) Effective on the Execution Date, the Company shall grant to Executive, under an equity compensation plan of the Company, three hundred seventy-three thousand three hundred and three (373,333) shares of the Company’s restricted stock. All of such shares of the Company’s restricted stock shall vest on December 31, 2014 if both (A) Executive is then employed hereunder by the Company and (B) the Primary Benchmark (as hereinafter determined) has been achieved for the period from the Effective Date through December 31, 2014; and one-half (1/2) of such shares of the Company’s restricted stock shall vest on December 31, 2014 if both (Y) Executive is then employed hereunder and (Z) the Secondary Benchmark (as hereinafter determined) has been achieved for the period from the Effective Date through December 31, 2014. Alternatively, some or all of such shares of the Company’s restricted stock may vest as otherwise provided in this Agreement. Executive shall not be entitled to exercise any vote or right of consent associated with or attendant to any shares of the Company’s restricted stock granted and issued pursuant to this Section 5(c)(ii) unless and until such shares of the Company’s restricted stock have become vested, and except as and to the extent provided in Section 5(c)(iii) below, Executive shall not be entitled to receive on or with respect to any shares of the Company’s restricted stock granted and issued pursuant to this Section 5(c)(ii) any regular quarterly cash dividends or any other dividend or distribution (whether or not special or extraordinary and whether or not consisting of any securities issued or distributed to the Company’s stockholders of record in connection with any stock split, recapitalization, stock exchange, merger, combination or other reorganization or similar transaction) unless and until such shares of the Company’s restricted stock have become vested. The grant of shares of the Company’s restricted stock made by the Company pursuant to this Section 5(c)(ii) is hereinafter referred to as the “Contingent Grant,” and the shares of the Company’s restricted stock granted to Executive pursuant to this Section 5(c)(ii) are hereinafter referred to collectively as the “Contingent Grant Shares.”
               (iii) Notwithstanding anything to the contrary contained herein, (A) if, as the consequence of any stock split, stock dividend, reverse stock split, combination or similar event occurring after the Execution Date and prior to the date any Contingent Grant Shares vest as provided above (such date, the “Vesting Date”), the number of outstanding shares of the Company’s common stock has been increased or decreased, then the shares of the Company’s common stock that shall then vest shall be appropriately increased or decreased, respectively, and (B) upon the vesting of any Contingent Grant Shares, Executive shall also be entitled to receive with respect to such Contingent Grant Shares all such dividends and distributions (whether or not consisting of any securities issued or distributed to the Company’s stockholders of record in connection with any stock split, recapitalization, stock exchange, merger, combination or other reorganization or similar transaction, exclusive, however, of any stock split or other issuance that has been taken into account pursuant to the foregoing clause (A)), exclusive, however, of any regular quarterly cash dividends, that would have been payable on and with respect to such Contingent Grant Shares if Executive had been the holder of record of such Contingent Grant Shares on or after the Effective Date and prior to the Vesting Date.
               (iv) For purposes of the foregoing and the other provisions of this Agreement, the following terms shall have the following respective meanings:

          “Basket of Comparables” means an investment that is comprised of $10,000 invested in the shares of common stock or other equity interests of each of the Peer Companies (as hereinafter defined) (assuming such investment were made on the Effective Date based upon the Market Value of such shares of common stock or other equity interests as of the Effective Date).
          “Company Investment” means an investment that is comprised of $10,000 invested in shares of the Company’s common stock (assuming such investment were made on the Effective Date based upon the Market Value of such shares of common stock as of the Effective Date).
          “Peer Companies” means Federal Realty Investment Trust, Developers Diversified Realty Corp., Kimco Realty Corporation, Weingarten Realty Investors and Regency Centers Corporation (provided, however, that, if, prior to the end of any period for which the IRR of a Peer Investment is to be determined, any such entity (or any other entity directly or indirectly substituted therefor as contemplated hereby) should merge, cease doing business or otherwise, in the reasonable discretion of the Compensation Committee, no longer represent a peer or comparable company to the Company, the Compensation Committee may remove such entity from the Peer Companies and may (in the reasonable discretion of the Compensation Committee), but shall not be obligated to, substitute for such entity a company that in its reasonable discretion is a peer or comparable company to the Company or to such removed entity).
          “IRR of a Company Investment” means, for any specified period, the annual internal rate of return, on a compounded basis, of an investment in a Company Investment during such specified period, inclusive of any dividends (if any) declared and paid during such specified period on shares of the Company’s common stock comprising such Company Investment and with the value of the shares of common stock comprising such Company Investment as of the end of such specified period being determined on the basis of the Market Value thereof as of the last day of such specified period.
          “IRR of a Peer Investment” means, for any specified period, the annual internal rate of return, on a compounded basis, of an investment in the Basket of Comparables during such specified period, inclusive of any dividends (if any) declared and paid during such specified period on shares of common stock or other equity interests comprising the Basket of Comparables and with the value of the shares of common stock or other equity interests comprising the Basket of Comparables as of the end of such specified period being determined on the basis of the Market Value thereof as of the last day of such specified period.
          “Market Value” of a share of common stock or any other equity interest as of any date means the average closing price of such share of common stock or other equity interest on the principal stock exchange on which such share of common stock or other equity interest is listed and traded during the ten (10) trading days immediately preceding such date.

          “Primary Benchmark” shall be deemed to have been achieved for any specified period if both (I) the IRR of a Company Investment for such specified period equals or exceeds nine percent (9%) and (II) the IRR of a Company Investment for such specified period is at least 300 basis points in excess of the IRR of a Peer Investment for such specified period.
          “Secondary Benchmark” shall be deemed to have been achieved for any specified period if both (I) the IRR of a Company Investment for such specified period equals or exceeds six percent (6%) and (II) the IRR of a Company Investment for such specified period is at least 150 basis points in excess of the IRR of a Peer Investment for such specified period; provided, however, that, if both the Primary Benchmark and the Secondary Benchmark have been achieved for any specified period, the Secondary Benchmark shall be deemed not to have been achieved for such specified period.
          (d) Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by him in the discharge of his duties hereunder, including travel expenses, upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. Any frequent flyer miles or points and similar benefits provided by hotels, credit card companies and others received by Executive in connection with his business travel shall be retained by Executive for his personal use. The Company shall provide Executive with credit cards for the payment of business expenses issued either in the name of the Company with Executive as authorized user or in the name of Executive for the account of the Company, and balances thereon (to the extent they include charges for business expenses for which Executive is entitled to reimbursement under the first sentence of this Section 5(d)) shall be payable by the Company. Executive shall maintain detailed records of such expenses in such form as the Company may reasonably request and shall provide such records to the Company no less frequently than monthly.
          (e) Vacation; Illness. Executive shall be entitled to the number of weeks of vacation per year provided to the Company’s other senior executive officers (exclusive of its Chief Executive Officer and its Chairman), but in no event less than three (3) weeks annually. Executive shall be entitled to take up to 30 days of sick leave per year; provided, however, that any prolonged illness resulting in absenteeism greater than the sick leave permitted herein or disability shall not constitute “Cause” for termination under the terms of this Agreement.
          (f) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his wife and dependents to the extent provided therein and subject to their qualifying therefor) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time on terms no less favorable than generally provided for its other senior executive officers (exclusive of its Chief Executive Officer and its Chairman), including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in and be covered under all pension, retirement, savings and other employee benefit, perquisite, change in control and executive compensation plans and any annual incentive or long-term performance plans and programs generally maintained from time to time by the Company on terms no less favorable than generally provided for its other senior executive officers (exclusive of its Chief Executive Officer and its Chairman). For purposes of clarification, plans or programs or other benefits that are provided to any senior executive officer pursuant to the provisions of any negotiated contract (including, without limitation, any provision similar to Section 5(g) or (h) or Section 13(b) of this Agreement) shall not be deemed to be generally provided for its other senior executive officers.
          (g) Automobile. During the Employment Period, the Company shall provide Executive with daily transportation by car service, which service shall be acceptable to the Company, from his residence to Place of Performance designated in Section 4 above.
          (h) Home Office. The parties understand that Executive may from time to time be called upon to provide services to the Company from his home or while on the road. In order to enable Executive to so perform such services, the Company shall, at its cost, provide Executive with such equipment and services at his home, and such cellular telephone services and equipment, as may be necessary and appropriate to enable him to so perform such services.
          (i) No Hedging. Without the prior written consent of the Chief Executive Officer and the approval of the Board, Executive agrees that neither he nor any of his designees shall be permitted to (I) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities that (a) have been granted to Executive by the Company as part of the compensation of Executive or (b) are held, directly or indirectly, by Executive or (II) engage in any Disclosable Activity. As used herein, “Disclosable Activity” means, as of any time, any conduct or activity (exclusive, however, of (a) the purchase or other acquisition of any of the Company’s securities or the sale or other disposition of any of the Company’s securities and (b) any bone fide pledge of any of the Company’s securities to secure any loan made by an independent third party to Executive) with respect to which the Company at or as of such time would be required, pursuant to the Securities Exchange Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, or any rule or regulation adopted or promulgated under either such Act, to make disclosure if Executive (or any designee of Executive) were to engage in such conduct or activity or if Executive (or any designee of Executive) were permitted to engage in such conduct or activity.
          (j) Continuation of Entitlement to certain Benefits under Current Employment Agreement. As long as the Current Employment Agreement is not, pursuant to the terms thereof, terminated prior to the expiration of the term thereof, then, notwithstanding its expiration, Executive shall be entitled to receive, for and with respect to the 2010 calendar year, (i) such bonus as Executive would have been entitled to receive under Section 5(b) of the Current Employment Agreement if the Current Employment Agreement had been renewed and extended for the entire 2011 calendar year and Executive had continued to be employed thereunder and (ii) such grant of stock options and/or shares of restricted stock as Executive would have been entitled to receive under Section 5(c)(iii) of the Current Employment Agreement if the Current Employment Agreement had been renewed and extended for the entire 2011 calendar year and Executive had continued to be employed thereunder. Any stock options that are granted to Executive by the Company as contemplated by this Section 5(j) are, together with all stock options granted to Executive by the Company prior to the Effective Date, sometimes referred to herein collectively as the “Pre-Effective Stock Options,” and any shares of the Company’s restricted stock that are granted to Executive by the Company as contemplated by this Section 5(j) are, together with all shares of the Company’s restricted stock granted to Executive by the Company prior to the Effective Date (exclusive, however, of any Non-Contingent Shares and any Contingent Grant Shares), sometimes referred to herein collectively as the “Pre-Effective Grant Shares.”
     6. Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:
          (a) Death. Executive’s employment hereunder shall terminate upon his death.
          (b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period in excess of one hundred twenty (120) days in any 12-month period despite any reasonable accommodation available from the Company, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.
          (c) Without Cause. The Company shall have the right to terminate Executive’s employment for any reason or for no reason, which termination shall be deemed to be without Cause unless made for any of the reasons specified in Section 6(d) below, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.
          (d) Cause. The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon Executive’s:
               (i) Breach of any material provisions of this Agreement;
               (ii) Conviction of a felony, capital crime or any crime involving moral turpitude, including, but not limited to, crimes involving illegal drugs; or
               (iii) Willful misconduct that is materially economically injurious to the Company or to any Company Affiliate (as defined below).
For purposes of this Section 6(d), no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or any Company Affiliate; provided, however, that the willful requirement outlined in clause (iii) above shall be deemed to have occurred if Executive’s action or non-action continues for more than ten (10) days after Executive has received written notice of the inappropriate action or non-action. Failure to achieve performance goals, in and of itself, shall not be grounds for a termination for Cause. For purposes of this Agreement, “Company Affiliate” means as any entity in control of, controlled by or under common control with the Company or in which the Company owns a material amount of common or preferred stock or interest or any entity in control of, controlled by or under common control with such entity in which the Company owns any common or preferred stock or interest.
Cause shall not exist under clause (i) or (iii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board (excluding Executive and any other officer or employee of the Company for purposes of determining such majority) at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, Executive was guilty of the conduct set forth in clause (i) or (iii) above and specifying the particulars thereof in reasonable detail. However, in the case of conduct described in clause (i) above, Cause will not be considered to exist unless (a) Executive is given notice of such breach and (b) if such breach can reasonably be cured within thirty (30) days, such breach has, within thirty (30) days after the date of such notice, been cured to the satisfaction of the Board or, if such breach cannot reasonably be cured within such 30-day period, Executive has promptly commenced to cure such breach, has thereafter diligently taken all appropriate steps to cure such breach as quickly as reasonably practical and has cured such breach within sixty (60) days after the date of such notice, all to the satisfaction of the Board. In the event a final determination is made by a court of competent jurisdiction that the Company’s termination of Executive under this Section 6(d) does not meet the definition of Cause, Executive will be deemed to have been terminated by the Company without Cause.
          (e) Change in Control. For purposes of this Agreement, a “Change in Control” means:
               (i) Consummation by the Company of (A) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, other than a reorganization, merger or consolidation or other transaction that would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities that represent immediately after such transaction more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of the surviving company, (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company;
               (ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided (A) that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or (B) any individual appointed to the Board by the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or
               (iii) The acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, of more than 26% of either the then outstanding shares of the

Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (A) the Company or its subsidiaries, or (B) any person, entity or “group” that as of the Effective Date beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) a Controlling Interest of the Company or any affiliate of such person, entity or “group.”
Executive acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, a Change in Control shall not be deemed to have occurred for purposes of this Agreement if, after the consummation of any of the events described in the definition of a Change in Control, Chaim Katzman remains Chairman of the Board of the Successor Employer (as hereinafter defined) and if Gazit, Inc. and its affiliates own in the aggregate 33% or more of the outstanding voting securities of the Successor Employer. For purposes of this Agreement, the term “Successor Employer” shall mean the Company, the reorganized, merged or consolidated Company (or the successor thereto), or the acquiror (through merger or otherwise) of all or substantially all of the assets of the Company, as the case may be.
          (f) Resignation Other Than For Good Reason. Executive shall have the right to resign his employment hereunder by providing the Company with a Notice of Termination, as provided in Section 7 below. Any termination pursuant to this Section 6(f) shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.
          (g) Resignation For Good Reason. Executive shall have the right to resign his employment hereunder for Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” to resign his employment hereunder upon:
               (i) the material breach by the Company of any of its agreements set forth herein and the failure of the Company to correct such breach within thirty (30) days after the receipt by the Company of written notice from Executive specifying in reasonable detail the nature of such breach; or
               (ii) except as consented to by Executive, any substantial or material diminution of Executive’s responsibilities, including, without limitation, reporting responsibilities and/or title.
     7. Termination Procedure.
          (a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (whether by resignation or otherwise) during the Employment Period, except termination due to Executive’s death pursuant to Section 6(a) above, shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15 below. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that states the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so stated. Any Notice of Termination given by Executive shall be deemed a resignation by Executive as an officer and employee of the

Company and any subsidiary thereof and, if Executive is a member of the Board (or any board of directors of any subsidiary) or any committee thereof (or of any such board of directors), as such member; provided, however, that the Board may, in its sole and absolute discretion, waive such resignation.
          (b) Date of Termination. The effective date of any termination of Executive’s employment by the Company or by Executive (whether by resignation or otherwise) (the “Date of Termination”) shall be (i) if Executive’s employment is terminated by his death, the date of his death, and (ii) if Executive’s employment is terminated for any other reason by the Company or by Executive (whether by resignation or otherwise), the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.
     8. Compensation Upon Termination or During Disability. If Executive experiences a Disability or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and other benefits (which, for the purposes of this Agreement, shall include, without limitation, any accelerated or automatic vesting of any unvested shares of restricted stock or of any unvested stock options) set forth below; provided, however, as a specific condition to being entitled to any payments or other benefits under this Section 8 (other than pursuant to clause (i) of Section 8(a)(i) and Sections 8(a)(viii) and (ix), 8(b)(i), (ix) and (x) and 8(c)(i), (ii) and (iii) hereof), Executive must, within fifty-five (55) days after the Date of Termination, (a) have resigned as a director, trustee, officer and employee of the Company and all of its subsidiaries and, if Executive is a member of the Board (or any board of directors of any subsidiary) or any committee thereof (or of any such board of directors), as such member and (b) have executed and delivered to the Company a release of both the Company and Company Affiliates in the form attached hereto as Exhibit A (and have not revoked such release for a period of seven (7) days following its execution by Executive and its delivery to the Company) (the conditions set forth in this proviso are hereafter sometimes referred to collectively as the “Qualifying Conditions”). Executive acknowledges and agrees that the payments and other benefits set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period, which the parties hereto have agreed to as being reasonable, and Executive acknowledges and agrees that he shall have no other remedies in connection with or as a result of any such termination and, except as expressly set forth in this Agreement, shall not be entitled to any other payments or benefits on account of or with respect to any such termination. As used herein, “Entitlement Commencement Date” means the sixtieth (60th) day following the Termination Date.
          (a) Disability; Death. During any period that Executive fails to perform his duties hereunder as a result of a Disability, Executive shall continue to be entitled to receive his full Base Salary as set forth (and subject to the conditions) in Section 5(a) above and his full Bonus as set forth (and subject to the conditions) in Section 5(b) above until his employment is terminated pursuant to Section 6(b) above or otherwise as provided herein. In addition, if on or after the Effective Date Executive’s employment is terminated for Disability pursuant to Section 6(b) above or due to Executive’s death pursuant to Section 6(a) above, then the following shall apply.

               (i) The Company shall (A) as soon as practicable following the Date of Termination pay to Executive or his estate, as the case may be, a lump sum payment equal to his unpaid Base Salary and accrued vacation pay through the Date of Termination and (B) subject to the Qualifying Conditions, from and after the Entitlement Commencement Date continue to pay (retroactively from the Date of Termination) to Executive or his estate, as the case may be, his Base Salary through the earlier to occur of (I) the one hundred and twentieth (120th) day following the Date of Termination or (II) the End of Term Date.
               (ii) Subject to the Qualifying Conditions, on the Entitlement Commencement Date (A) all unvested Pre-Effective Stock Options shall fully vest and (B) all unvested stock options granted to Executive on or after the Effective Date and prior to the Date of Termination that would have vested during the 90-day period following the Date of Termination and in any event on or prior to the End of Term Date shall fully vest.
               (iii) Subject to the Qualifying Conditions, on the Entitlement Commencement Date all unvested Pre-Effective Grant Shares shall fully vest.
               (iv) If the Termination Date is on or prior to December 31, 2012, then, subject to the Qualifying Conditions, on the Entitlement Commencement Date the First Tranche Fraction (as hereinafter defined) of the First Tranche Shares and the Second Tranche Fraction (as hereinafter defined) of the Second Tranche Shares shall vest. If the Termination Date is after December 31, 2012 but on or prior to December 31, 2014, then, subject to the Qualifying Conditions, on the Entitlement Commencement Date the Second Tranche Fraction of the Second Tranche Shares shall vest. As used in this Section 8(a), “First Tranche Fraction” means a fraction (which shall not be greater than one (1)), the numerator of which is the number of days that have elapsed from January 1, 2011 through the Date of Termination and the denominator of which is seven hundred and thirty (730) and “Second Tranche Fraction” means a fraction (which shall not be greater than one (1)), the numerator of which is the number of days that have elapsed from January 1, 2011 through the Date of Termination and the denominator of which is one thousand four hundred and sixty-one (1,461).
               (v) Subject to the Qualifying Conditions, on the Entitlement Commencement Date a portion, equal to the product of the Applicable Contingent Fraction (as hereinafter defined) times the Benchmark Fraction (as hereinafter defined), of any Contingent Grant Shares that are unvested as of the Date of Termination shall vest. As used in this Section 8(a),
“Applicable Contingent Fraction” means, with respect to any Contingent Grant Shares, a fraction (which shall not be greater than one (1)), the numerator of which is the number of days that have elapsed from January 1, 2011 through the Date of Termination and the denominator of which is one thousand four hundred and sixty-one (1,461), and
“Benchmark Fraction” means: (i) if the Primary Benchmark has been achieved for the period from the Effective Date through the Date of Termination, one (1); (ii) if the Secondary Benchmark has been achieved for the period from the Effective Date through the Date of Termination, one-half (1/2); or (iii) if neither the Primary Benchmark nor the Secondary Benchmark has been achieved for the period from the Effective Date through the Date of Termination, zero (0).
               (vi) All other unvested stock options and unvested shares of the Company’s restricted stock granted to Executive prior to the Date of Termination will not vest and will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company (with it being agreed and understood, for avoidance of doubt, that, if the Current Employment Agreement is terminated pursuant to the terms thereof prior to the Effective Date, none of the shares of the Company’s restricted stock that are granted and issued under this Agreement as part of the Non-Contingent Grant or the Contingent Grant will be or become vested and all of such shares of the Company’s restricted stock will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company).
               (vii) Subject to the Qualifying Conditions, during the 90-day period following the Date of Termination or, if earlier, through the End of Term Date, the Company shall maintain in full force and effect, for the continued benefit of Executive (if his employment is terminated for Disability) and Executive’s spouse and dependents (subject to their qualifying therefor) the medical, hospitalization, dental and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that, if Executive, his spouse or his dependents (subject to their qualifying therefor) cannot continue to participate in the Company programs providing such benefits, the Company shall (subject to the next following sentence) arrange to provide Executive (if his employment is terminated for Disability) and Executive’s spouse and dependents (subject to their qualifying therefor) with the economic equivalent of such benefits that they otherwise would have been entitled to receive under such plans and programs. The Company shall only be obligated to pay or incur an aggregate amount up to $30,000 per annum (pro rated for any period less that a year) in so arranging to provide Executive (if his employment is terminated for Disability) and Executive’s spouse and dependents (subject to their qualifying therefor) with the economic equivalent of such benefits that they otherwise would have been entitled to receive under such plans and programs.
               (viii) The Company shall reimburse Executive or his estate, as the case may be, pursuant to Section 5(d) above, for reasonable expenses incurred by Executive, but not reimbursed, prior to the Date of Termination.
               (ix) Executive or his estate or named beneficiaries shall be entitled to such other rights, compensation and/or benefits as may be due to Executive or his estate or named beneficiaries in accordance with the terms and provisions of any other agreements, plans or programs of the Company (provided, however, that, to the extent that any such agreement, plan or program makes provision with respect to any of the matters referred to in the foregoing clauses (i) through (viii), the provisions of such clauses shall supersede and govern).
          (b) Termination By Company Without Cause, Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or

Executive terminates his employment with the Company for Good Reason, then the following shall apply.
               (i) The Company shall pay to Executive his unpaid Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination.
               (ii) Subject to the Qualifying Conditions, on the Entitlement Commencement Date the Company shall pay to Executive a lump-sum payment equal to the lesser of (A) an amount equal to Executive’s then current Base Salary for the balance of the Employment Period without giving effect to an earlier termination of the Employment Period or this Agreement based on the termination of Executive’s employment or (B) an amount equal to Executive’s average annual Bonus, if any, for the three most recently completed calendar years plus two (2) times Executive’s then current Base Salary (provided, however, that, if a Change in Control shall have occurred within twelve (12) months prior to the Date of Termination, the amount provided for in this clause (B) shall be increased to an amount equal to Executive’s average annual Bonus, if any, for the three most recently completed calendar years plus two and nine-tenths (2.9) times Executive’s then current Base Salary).
               (iii) Subject to the Qualifying Conditions, on the Entitlement Commencement Date all unvested stock options granted to Executive prior to the Date of Termination that would have vested on or prior to the End of Term Date shall fully vest.
               (iv) Subject to the Qualifying Conditions, on the Entitlement Commencement Date all unvested Pre-Effective Grant Shares shall fully vest.
               (v) Subject to the Qualifying Conditions, on the Entitlement Commencement Date all unvested Non-Contingent Shares shall fully vest.
               (vi) If the Termination Date is before December 31, 2014, then, subject to the Qualifying Conditions, on the Entitlement Commencement Date a portion, equal to the product of the Applicable Contingent Fraction (as hereinafter defined) times the Benchmark Fraction (as hereinafter defined), of any Contingent Grant Shares that are unvested as of the Date of Termination shall vest. As used in this Section 8(b),
“Applicable Contingent Fraction” means, with respect to any Contingent Grant Shares, a fraction (which shall not be greater than one (1)), the numerator of which is the number of days that have elapsed from January 1, 2011 through the end of the Fraction Measurement Period (as hereinafter defined) and the denominator of which is one thousand four hundred and sixty-one (1,461), and
“Benchmark Fraction” means: (i) if the Primary Benchmark has been achieved for the period from the Effective Date through the Date of Termination, one (1); (ii) if the Secondary Benchmark has been achieved for the period from the Effective Date through the Date of Termination, one-half (1/2); or (iii) if neither the Primary Benchmark nor the Secondary

Benchmark has been achieved for the period from the Effective Date through the Date of Termination, zero (0).
               (vii) All other unvested stock options and unvested shares of the Company’s restricted stock granted to Executive prior to the Date of Termination will not vest and will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company (with it being agreed and understood, for avoidance of doubt, that, if the Current Employment Agreement is terminated pursuant to the terms thereof prior to the Effective Date, none of the shares of the Company’s restricted stock that are granted and issued under this Agreement will be or become vested and all of such shares of the Company’s restricted stock will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company). In addition and for the avoidance of doubt, if the Date of Termination shall occur prior to the last day of a calendar year, no Bonus shall be payable to Executive with respect to such calendar year.
               (viii) Subject to the Qualifying Conditions, during the Continuation Period (as hereinafter defined), the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents (subject to their qualifying therefor) the medical, hospitalization, dental and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that, if Executive, his spouse or his dependents (subject to their qualifying therefor) cannot continue to participate in the Company programs providing such benefits, the Company shall (subject to the next following sentence) arrange to provide Executive, his spouse and his dependents (subject to their qualifying therefor) with the economic equivalent of such benefits that they otherwise would have been entitled to receive under such plans and programs. The Company shall only be obligated to pay or incur an aggregate amount up to $30,000 per annum (pro rated for any period less that a year) in so arranging to provide Executive, his spouse and his dependents with the economic equivalent of such benefits that they otherwise would have been entitled (subject to their qualifying therefor) to receive under such plans and programs.
               (ix) The Company shall reimburse Executive, pursuant to Section 5(d) above, for reasonable expenses incurred by Executive, but not reimbursed, prior to the Date of Termination.
               (x) Executive shall be entitled to such other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any other agreements, plans or programs of the Company (provided, however, that, to the extent that any such agreement, plan or program makes provision with respect to any of the matters referred to in the foregoing clauses (i) through (viii), the provisions of such clauses shall supersede and govern).
For the purposes of this Section 8(b), “Fraction Measurement Period” means the period beginning on the Date of Termination and ending on the second (2nd) anniversary of the Date of Termination or, if earlier, the End of Term Date; provided, however, that, if a Change in Control shall have occurred within twelve (12) months prior to the Date of Termination, the “Fraction Measurement Period” means the period beginning on the Date of Termination and ending on the third (3rd) anniversary of the Date of Termination or, if earlier, the End of Term Date, and “Continuation Period” means the period beginning on the Date of Termination and ending on the last day of the 18th month following the Date of Termination or, if earlier, the End of Term Date.
          (c) Termination by the Company for Cause or By Executive Other Than For Good Reason. If Executive’s employment is terminated by the Company for Cause or on account of Executive’s resignation other than for Good Reason, then the following shall apply:
               (i) The Company shall pay Executive his unpaid Base Salary and, to the extent required by law or the Company’s vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination.
               (ii) The Company shall reimburse Executive, pursuant to Section 5(d) above, for reasonable expenses incurred by Executive, but not reimbursed, prior to the Date of Termination, unless such termination resulted from a misappropriation of Company funds.
               (iii) Executive shall be entitled to such other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any other agreements, plans or programs of the Company (provided, however, that, to the extent that any such agreement, plan or program makes provision with respect to any of the matters referred to in the foregoing clauses (i) and (ii) and clause (iv) below, the provisions of such clauses shall supersede and govern).
               (iv) All unvested stock options and unvested shares of the Company’s restricted stock granted to Executive prior to the Date of Termination will not vest and will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company (with it being agreed and understood, for avoidance of doubt, that, if the Current Employment Agreement is terminated pursuant to the terms thereof prior to the Effective Date, none of the shares of the Company’s restricted stock that are granted and issued under this Agreement as part of the Non-Contingent Grant or the Contingent Grant will be or become vested and all of such shares of the Company’s restricted stock will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company). In addition and for the avoidance of doubt, if the Date of Termination shall occur prior to the last day of a calendar year, no Bonus shall be payable to Executive with respect to such calendar year.
Notwithstanding anything to the contrary contained in this Section 8 or elsewhere in this Agreement, to the extent the Company has any obligation hereunder to maintain, for the continued benefit of Executive, his spouse and/or his dependents, any medical, hospitalization, dental and/or life insurance programs or to arrange to provide Executive, his spouse and/or his dependents with the economic equivalent of such benefits, such obligation shall (except to the extent prohibited under applicable law) immediately cease and terminate with respect to any such programs or benefits that are provided or are offered or made available by an employer or other third party to Executive, his spouse and/or his dependents; and Executive (or, in the event of his death, his estate or legal representative) shall forthwith advise the Company in writing as soon as any such programs or benefits are so provided, or are so offered or made available, to Executive, his spouse and/or his dependents.
          (d) Bonus. If the termination of Executive’s employment hereunder occurs as of or after the end of any calendar year of the Company for which a Bonus is payable to Executive pursuant to Section 5(b) above and Executive’s termination occurs prior to the date such Bonus is paid for such calendar year, Executive (or his estate, as the case may be) shall be entitled to payment of such Bonus that is earned for such calendar year without regard to whether Executive’s termination of employment precedes the date such Bonus is payable pursuant to the terms of this Agreement.
          (e) Tax Compliance Delay in Payment. If the Company reasonably determines that any payment or benefit due under this Section 8, or any other amount that may become due to Executive after termination of employment, would result in an excise tax to Executive under Section 409A of the Internal Revenue Code of 1986 (“Code”), as amended, because Executive is a “specified employee,” as defined in Code Section 409A, upon termination of Executive’s employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to Executive earlier than six months after the date of termination of Executive’s employment and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after the termination of Executive’s employment, together with interest at the rate of five percent (5%) per annum beginning with the date one day after the Date of Termination until the date of payment.
          (f) Expiration of this Agreement. For the avoidance of doubt, the parties confirm that, upon the expiration of the Employment Period, the non-renewal of this Agreement or the termination of Executive’s employment hereunder for any reason or for no reason shall not be considered a termination by Company without Cause or termination by Executive for Good Reason, and except as herein otherwise expressly provided, Executive shall not be entitled to any termination payments or other benefits as a consequence thereof.
          (g) Options. Executive shall have the right to exercise all vested stock options within the six (6) month period immediately following Executive’s termination of employment; provided, however, that, in the event Executive voluntarily terminates his employment for other than Good Reason or the Company terminates Executive’s employment for Cause, Executive shall only have ninety (90) days following termination of his employment to exercise such stock options. Notwithstanding anything in the foregoing to the contrary, neither the six-month period nor the 90-day period referred to in the immediately preceding sentence shall be deemed to extend the expiration date of any stock option beyond the date stated in such stock option, and such stock option shall no longer be exercisable upon the lapse of such six-month period or 90-day period, as may be applicable, or (if sooner) upon the date specified in such stock option.
     9. Repayment By Executive. Executive acknowledges and agrees that the bonuses and other incentive-based or equity-based compensation received by him from the Company, and any profits realized from the sale of securities of the Company, are subject to the forfeiture and clawback requirements set forth in the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations, under the circumstances set forth therein. If any such forfeiture or clawback is required pursuant to the Sarbanes-Oxley Act of 2002 or other applicable law, rule or regulation, then within thirty (30) days after notice thereof from the Company, Executive shall pay to the Company the amount required to be repaid or forfeited.
     10. Confidential Information; Ownership of Documents and Other Property.
          (a) Confidential Information. Without the prior written consent of the Company, except as may be required by law, Executive will not, at any time, either during or after his employment by the Company, directly or indirectly divulge or disclose to any person, entity, firm or association, including, without limitation, any future employer, or use for his own or others’ benefit or gain, any financial information, prospects, customers, tenants, suppliers, clients, sources of leads, methods of doing business, intellectual property, plans, products, data, results of tests or any other trade secrets or confidential materials or like information of the Company, including (but not by way of limitation) any and all information and instructions, technical or otherwise, prepared or issued for the use of the Company (collectively, the “Confidential Information”), it being the intent of the Company, with which intent Executive hereby agrees, to restrict him from dissemination or using any like information that is not readily available to the general public.
          (b) Information is Property of Company. All books, records, accounts, tenant, customer, client and other lists, tenant, customer and client street and e-mail addresses and information (whether in written form or stored in any computer medium) relating in any manner to the business, operations or prospects of the Company and any of its subsidiaries, whether prepared by Executive or otherwise coming into Executive’s possession, (all of the foregoing are hereinafter referred to collectively as the “Company Records”) shall be the exclusive property of the Company and shall be returned to the Company immediately upon the expiration or termination of Executive’s employment or at the Company’s request at any time. Upon the expiration or termination of his employment, Executive will immediately deliver to the Company all lists, books, records, schedules, data and other information (including all copies) of every kind relating to or connected with the Company and its activities, business and customers.
     11. Restrictive Covenant; Notice of Activities.
          (a) Non-Competition. During the Employment Period and for a period of one (1) year after the expiration or termination of Executive’s employment, whether by resignation or otherwise, (except if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason or results from the non-renewal of this Agreement or failure of a Successor Employer to assume and be bound by this Agreement) Executive shall not, without the prior written consent of the Board, directly or indirectly, (i) enter into the employment of, render any services to, invest in, lend money to, engage, manage, operate, own or otherwise offer other assistance to, or participate in, as an officer, director, manager, employee, principal, proprietor, representative, stockholder, member, partner, associate, consultant or otherwise, any person or entity that competes, plans to compete or is considering competing with the Company in any business of the Company existing or proposed at the time Executive shall cease to perform services hereunder (a “Competing Entity”) in any state or with respect to any region of the United States, in either case in which the Company conducts material operations (defined as accounting for 10% or more of the Company’s revenue), or owns assets the value of which totals 10% or more of the total value of the Company’s assets, at any time during the term of this

Agreement (collectively, the “Territory”). Notwithstanding the foregoing, Executive shall be permitted to own up to a five percent (5%) equity interest in a publicly traded Competing Entity
          (b) Non-Interference with Business Relationships. During the Employment Period and for a period of one (1) year after the expiration or termination of Executive’s employment, for any reason whatsoever and whether by resignation or otherwise, Executive shall not, without the prior written consent of the Board, directly or indirectly, (i) interfere with or disrupt or diminish or attempt to disrupt or diminish, or take any action that could reasonably be expected to disrupt or diminish, any past or present or prospective relationship, contractual or otherwise, between the Company (or any of its subsidiaries) and any tenant, customer, supplier, sales representative, consultant or employee of the Company (or any of its subsidiaries) or (ii) solicit for employment or attempt to employ, or assist any other person or entity in employing or soliciting for employment, either on a full-time or part-time or consulting basis, any employee (whether salaried or otherwise, union or non-union) of the Company (or any of its subsidiaries) who within one year prior thereto had been employed by the Company (or any of its subsidiaries).
          (c) Return of Confidential Information and Company Property. Executive shall not upon expiration or termination of this Agreement take or retain any document or other medium that constitutes, contains or represents any Confidential Information or Company Record, and as soon as reasonably possible following any such expiration or termination, Executive shall deliver to the Company (i) all Confidential Information and Company Records (including all copies and excerpts thereof) and (ii) any and all property of the Company or its subsidiaries in Executive’s possession or control, including any codes, manuals, cellular telephones, computers, palm pilots, software, hardware, floppy disks, corporate credit cards, keys, electronic beeper or other electronic device, data and other documents and materials that was provided or made available to Executive for the conduct of his duties hereunder during his employment or other retention by the Company or any of its subsidiaries, whether during or prior to the term of this Agreement.
          (d) Notice and Procedure. Executive shall, prior to accepting any employment or engagement with any person or entity, inform such person or entity in writing of his noncompetition obligations under this Agreement. Executive shall also inform the Company in writing of such prospective employment or engagement prior to accepting such employment or engagement. If the Company or Executive has any concerns that any of Executive’s proposed or actual post-employment activities may be restricted by, or otherwise in violation of, this Section 11, such party shall notify the other party of such concerns and, prior to the Company commencing any action to enforce its rights under this Section 11 or Executive seeking a declaratory judgment with respect to his obligations under this Section 11, the Company and Executive shall meet and confer to discuss the prospective employment or engagement and shall provide the other party with an opportunity to explain why such prospective employment or engagement either does or does not violate this Section 11; provided, however, that the Company’s obligations to give notice under this clause and to meet with Executive before commencing any action shall not apply if Executive has not provided notice before engaging in activities that the Company reasonably believes violate this Section 11. Any such meeting shall occur within three business days of notice and may be held in person or by telephonic, video conferencing or similar electronic means.

     12. Violations of Covenants.
          (a) Injunctive Relief. Executive agrees and acknowledges (i) that the services to be rendered by him hereunder are of a special and original character that gives them unique value, (ii) that the provisions of Sections 10 and 11 above are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries, (iii) that his violation of any of the covenants or agreements contained in such Sections would cause irreparable injury to the Company and its subsidiaries, (iv) that the remedy at law for any violation or threatened violation thereof would be inadequate, and (v) that, in the event of any violation or threatened violation thereof, the Company shall be entitled to temporary and permanent injunctive or other equitable relief as it may deem appropriate without the accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies available to the Company. Executive hereby further agrees that, in the event of any such violation or threatened violation, the Company shall be entitled to commence an action, suit or proceeding in any court of appropriate jurisdiction (which, notwithstanding anything to the contrary in Section 17 below, need not be any Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida or any other court located in Miami-Dade County, Florida) for any such preliminary and permanent injunctive relief and other equitable relief and shall not be required, as a condition to seeking or obtaining any such relief, to provide any bond or other surety, which Executive hereby expressly waives.
          (b) Enforcement. The Company and Executive recognize that the laws and public policies of the various states of the United States and the District of Columbia may differ as to the validity and enforceability of certain of the provisions contained herein. Accordingly, if any provision of this Agreement shall be deemed to be invalid or unenforceable, as may be determined by a court of competent jurisdiction, this Agreement shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.
          (c) Survival. The provisions of this Section 12 and of Sections 10 and 11 above shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.
     13. Insurance.
          (a) Key Man Life Insurance. Executive agrees to facilitate the Company to purchase and maintain “Key Man Insurance” in an amount desired by the Company for the benefit of the Company and to reasonably cooperate with the Company and its designated insurance agent to facilitate the purchase and maintenance of such insurance.
          (b) Insurance Policies for Executive. The Company shall promptly (and, in any event, within thirty (30) days following receipt from Executive of written evidence of Executive’s having made expenditures therefor) reimburse Executive (up to an aggregate maximum of $25,000 in any year) for premiums paid by Executive for life, disability and/or similar insurance policies.

     14. Successors; Binding Agreement.
          (a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require a Successor Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          (b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, and shall be binding upon and enforceable against, Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following the Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive or otherwise to his legal representatives or estate.
     15. Notice. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

To the Company:	Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, Florida 33179 Attention: General Counsel

With copies to:

The Chair of the Compensation Committee

and to

Herbert F. Kozlov, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022

To Executive:	Mr. Thomas A. Caputo 23 Chieftans Road Greenwich, CT 06831 (or such other address as may be provided in the Company’s payment records)

With a copy to:

Jack A. Gordon, Esq. Kent, Beatty & Gordon, LLP 425 Park Avenue, The Penthouse New York, NY 10022
or to such other address as either party may have furnished to the other in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch, and (c) in the case of mailing, on the third business day following such mailing.
     16. Attorneys’ Fees. The Company shall reimburse Executive for the reasonable attorneys’ fees and costs incurred by Executive in connection with the review, negotiation and execution of this Agreement. If either party is required to seek legal counsel to interpret or enforce the terms and provisions of this Agreement, the prevailing party in any action, suit or proceeding shall be entitled to recover reasonable attorneys’ fees and costs (including on appeal).
     17. Miscellaneous and Waiver of Jury Trial. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company or such waiver is set forth in writing and signed by the party to be charged therewith. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. Except as herein otherwise provided, the respective rights and obligations of the parties hereto under this Agreement shall survive the expiration or termination of Executive’s employment (whether by resignation or otherwise) and the expiration or termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles. Each party unconditionally and irrevocably agrees that the exclusive forum and venue for any action, suit or proceeding shall be in Miami-Dade County, Florida, and consents to submit to the exclusive jurisdiction, including, without limitation, personal jurisdiction, and forum and venue of the Circuit Courts of the State of Florida or the United States District Court for the Southern District of Florida, in each case, located in Miami-Dade County, Florida. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ITS OR HIS RIGHT TO A JURY TRIAL WITH RESPECT TO

ANY SUIT, LITIGATION OR OTHER JUDICIAL PROCEEDING REGARDING THIS AGREEMENT OR ANY DISPUTE HEREUNDER OR RELATING HERETO.
     18. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision or provisions contained in this Agreement shall be deemed illegal or unenforceable, the remaining provisions contained in this Agreement shall remain in full force and effect, and this Agreement shall be interpreted as if such illegal or unenforceable provision or provisions were not contained in this Agreement, subject, however, to Section 12(b) above, which to the extent applicable shall supersede and govern.
     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
     20. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, director, employee or representative of either party hereto in respect of such subject matter. For purposes of clarification and avoidance of any doubt, (a) notwithstanding anything contained herein to the contrary unless otherwise specifically provided herein, the terms and conditions of Executive’s employment by the Company and termination (including payments upon termination) through January 31, 2011 and prior to the Effective Date are and shall continue to be governed by the terms and conditions set forth in the Current Employment Agreement, but thereafter the terms and conditions of Executive’s employment by the Company and termination (including payments upon termination) shall be governed by the terms and conditions of this Agreement, which terms and conditions shall, from and after the Effective Date, supersede and control and (b) notwithstanding anything contained herein to the contrary, if the Current Employment Agreement is terminated prior to the Effective Date in accordance with the terms thereof, (i) Executive’s entitlement to any payment on account of or with respect to such termination shall be governed solely by the terms of the Current Employment Agreement, (ii) from and after the Effective Date, the Current Agreement (to the extent it otherwise shall not have been terminated prior thereto) shall be deemed to have been amended and restated as provided herein and the Company’s obligations and liabilities to Executive from and after the Effective Date shall be limited to those expressly provided herein and (iii) the Company shall have no continuing obligations or liabilities to Executive under or pursuant to the Current Agreement. From and after the Effective Date, in the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Current Agreement, of any stock option or restricted stock agreement or plan relating thereto or of any other separate agreement, the terms and conditions of this Agreement shall supersede, govern and prevail.
     21. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

     22. Insurance; Indemnity. Executive shall be covered by the Company’s directors’ and officers’ liability insurance policy, and errors and omissions coverage, to the extent such coverage is generally provided by the Company to its directors and officers and to the fullest extent permitted by such insurance policies. Nothing herein is or shall be deemed to be a representation by the Company that it provides, or a promise by the Company to obtain, maintain or continue, any liability insurance coverage whatsoever for its executives. In addition, the Company shall enter into its standard indemnity agreement by which Company commits to indemnify a Company officer in connection with claims, suits or proceedings arising as a result of Executive’ service to the Company.
     23. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.
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The parties hereto have executed this Agreement effective as provided above.

EQUITY ONE, INC.
By	/s/ Jeffrey S. Olson
Name: Jeffrey S. Olson
Title: Chief Executive Officer

/s/ Thomas A. Caputo
THOMAS A. CAPUTO